EXHIBIT 1

                      AVID TECHNOLOGY, INC.
                 COMMON STOCK PURCHASE AGREEMENT

                      AVID TECHNOLOGY, INC.
                 COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (this "Agreement") is made and entered into as of March 22, 1997, by and between Avid Technology, Inc., a Delaware corporation (the "Company"), and Intel Corporation, a Delaware corporation (the "Investor").

                          R E C I T A L

WHEREAS, the Company desires to sell to the Investor, and the Investor desires to purchase from the Company, shares of the Company's Common Stock, $0.01 par value per share ("Common Stock"), on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing recital, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   AGREEMENT TO PURCHASE AND SELL STOCK.

      1.1 Authorization. As of the Closing (as defined below), the Company's Board of Directors will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of 1,552,632 shares (the "Purchase Shares") of the Company's Common Stock.

      1.2 Agreement to Purchase and Sell Common Stock. The Company hereby agrees to sell to the Investor at the Closing, and the Investor agrees to purchase from the Company at the Closing, the Purchased Shares at a price per share equal to the Per Share Purchase Price.

      1.3   Per  Share  Purchase Price.  The "Per Share  Purchase
Price" shall be $9.50 per share.

2.   CLOSING

      2.1 The Closing. The purchase and sale of the Purchased Shares will take place at the offices of Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California 94025 at 10:00 a.m. California time, within three (3) business days after the conditions set forth in Articles 5 and 6 have been satisfied, or at such other time and place as the Company and the Investor mutually agree upon (which time and place are referred to in this Agreement as the "Closing"). At the Closing, the Company will send to the Investor via appropriate overnight courier mutually agreeable to the Company and the Investor, a certificate representing the Purchased Shares, , and will cause the delivery of such certificate to the Investor on the first business day following the Closing, against delivery to the Company by the Investor at the Closing of the full purchase price of the Purchased Shares, paid by wire transfer of funds to the Company.

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3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company
hereby   represents  and  warrants  to  the  Investor  that   the
statements in this Section 3 are true and correct, except as set forth in the SEC Documents or the Disclosure Letter from the Company dated March 22, 1997 (the "Disclosure Letter").

      3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to (a) carry on its business as presently conducted, and (b) enter into this Agreement, the Investor Rights Agreement (as defined in Section 5.8) and the Development Agreement (as defined in Section 5.9) and to consummate the transactions contemplated hereby and thereby. The Company is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means a material adverse effect on, or a material adverse change in, or a group of such effects on or changes in, the business, operations, financial condition, results of operations, assets or liabilities of the Company and its subsidiaries taken as a whole.

      3.2 Capitalization. As of the date of this Agreement the capitalization of the Company is as follows:

           (a) Preferred Stock. A total of 1,000,000 authorized shares of Preferred Stock, $0.01 par value per share (the
"Preferred Stock"), none of which is issued or outstanding.

           (b) Common Stock. A total of 50,000,000 authorized shares of Common Stock, $0.01 par value, of which 21,450,894 shares are issued and outstanding as of March 17, 1997. All of such outstanding shares are validly issued, fully paid and non-assessable. No such outstanding shares were issued in violation of any preemptive right.

           (c) Options, Warrants, Reserved Shares. Except for the plans set forth in the SEC Documents (as defined below) (the "Plans"), there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of the Company's capital stock. Except for any stock repurchase rights of the Company under its plans described in the SEC Documents, no shares of the Company's outstanding capital stock, or stock issuable upon exercise, conversion or exchange of any outstanding options, warrants or rights, or other stock issuable by the Company, are subject to any rights of first refusal or other rights to purchase such stock (whether in favor of the Company or any other person), pursuant to any agreement, commitment or other obligation of the Company.

      3.3 Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity other than as set forth in the SEC Documents (the "Subsidiaries"). The Company

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holds of record or beneficially all of the issued and outstanding capital stock of each of the Subsidiaries.

     3.4 Due Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution, delivery of, and the performance of all obligations of the Company under, this
Agreement,  the  Investor Rights Agreement  and  the  Development
Agreement, and the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares being sold under this Agreement has been taken or will be taken prior to the Closing, and this Agreement constitutes, and the Investor Rights Agreement and the Development Agreement when executed, will constitute, valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors' rights generally, (ii) the effect of rules of law governing the availability of equitable remedies and (iii) the fact that any indemnification or contribution provision contained in the Investor Rights Agreement or this Agreement may be unenforceable insofar as the enforceability of such provision may be sought under federal or state securities laws.

     3.5  Valid Issuance of Stock.

           (a) The Purchased Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration provided for herein, will be duly and validly issued, fully paid and nonassessable.

           (b) Based in part on the representations made by the investors in Section 4 hereof, the Purchased Shares will be issued in compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "1933 Act"), or in compliance with applicable exemptions therefrom, and the registration and qualification requirements of all applicable securities laws of the states of the United States.

      3.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for the filing of such qualifications or filings under the 1933 Act and the regulations thereunder and all applicable state securities laws as may be required in connection with the transactions contemplated by this Agreement. All such qualifications and filings will, in the case of qualifications, be effective on the Closing and will, in the case of filings, be made within the time prescribed by law.

       3.7 Non-Contravention. The execution, delivery and performance of this Agreement, the Investor Rights Agreement and the Development Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not (i) contravene or conflict with the Certificate of Incorporation or Bylaws of the Company; (ii) constitute a material violation of any provision of any federal, state, local or foreign law binding upon or applicable to the Company; or (iii) constitute a default or require any consent under, give rise to any right of termination, cancellation or acceleration of, or to a loss of

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any benefit to which the Company is entitled under, or result  in the creation or imposition of any lien, claim or encumbrance on any assets of the Company under, any contract to which the Company is a party or any permit, license or similar right relating to the Company or by which the Company may be bound or affected in such a manner as would have a Material Adverse Effect.

      3.8 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation ("Action") pending: (a) against the Company, its activities, properties or assets or, to the best of the Company's knowledge, against any officer, director or employee of the Company in connection with such officer's, director's or employee's relationship with, or actions taken on behalf of, the Company which is reasonably likely to have a Material Adverse Effect, or (b) that seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, the Investor Rights Agreement or the Development Agreement. Except as individually or in the aggregate is not reasonably likely to have a Material Adverse Effect (i) there is no Action pending or, to the best of the Company's knowledge, threatened, relating to the current or prior employment of any of the Company's current or former employees or consultants, their use in connection with the Company's business of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties, or their obligations under any agreements with prior employers, clients or other parties; and (ii) the Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

     3.9  Intellectual Property.

           (a) Ownership or Right to Use. To the best of the Company's knowledge, the Company has sole title to and owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents or patent applications, software, know-how, registered or unregistered trademarks and service marks and any applications therefor, registered or unregistered copyrights, trade names, and any applications therefor, trade secrets or other confidential or proprietary information ("Intellectual Property") necessary to enable the Company to carry on its business as currently conducted or proposed to be conducted under the Development Agreement, except where any deficiency therein would not have a Material Adverse Effect. For so long as Investor holds all the Purchased Shares, the Company covenants that it will, where the Company in the exercise of its good faith judgment deems it appropriate, use reasonable business efforts to seek copyright and patent registration, and other appropriate intellectual property protection, for Intellectual Property of the Company.

           (b) Licenses; Other Agreements. The Company has not granted to any third party any exclusive licenses (whether such exclusivity is temporary or permanent) to any material portion of the Intellectual Property of the Company. To the best of the Company's knowledge, there are not outstanding any licenses or agreements of any kind relating to any Intellectual Property of the Company, except for agreements with OEM's and other customers of the Company entered into in the ordinary course of the Company's business, where a breach thereof would have a Material Adverse Effect. The Company is not obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Intellectual Property, except as the Company may be so obligated in the ordinary course of its business or where the failure to make such payments would not have a Material Adverse Effect.

           (c) No Infringement. To the best of the Company's knowledge, the Company has not violated or infringed and is not currently violating or infringing, and the Company has not received any communications alleging that the Company (or any of its employees or consultants) has violated or infringed, any Intellectual Property of any other person or entity, to the extent that any such violation or infringement, either individually or together with all other such violations and infringements, would have a Material Adverse Effect.

           (d) Employees and Consultants. To the best of the Company's knowledge, no employee of or consultant to the Company is in default under any term of any employment contract, agreement or arrangement relating to Intellectual Property of the Company or any non-competition arrangement, other contract, or any restrictive covenant relating to the Intellectual Property of the Company, which default would have a Material Adverse Effect.

     3.10 Compliance with Law and Charter Documents. The Company is not in violation or default of any provisions of its
Certificate of Incorporation or Bylaws, both as amended, and except for any violations that would not, either individually or in the aggregate, have a Material Adverse Effect. The Company has complied and is in compliance with all applicable statutes, laws, and regulations and executive orders of the United States of America and all states, foreign countries and other governmental bodies and agencies having jurisdiction over the Company's business or properties except where such noncompliance would not, either individually or in the aggregate, have a Material Adverse Effect.

      3.11 Title to Property and Assets. The properties and assets of the Company which are owned by the Company are owned free and clear of all mortgages, deeds of trust, liens, charges, encumbrances and security interests except for statutory liens for the payment of current taxes that are not yet delinquent and liens and encumbrances and security interests that arise in the ordinary course of business and do not affect material properties and assets of the Company in a way reasonably likely to have Material Adverse Effect. With respect to the property and assets it leases, the Company is in compliance with such leases in all material respects.

      3.12 Registration Rights. Except as provided in the Investor Rights Agreement effective upon the Closing, the Company is not currently subject to any grant or agreement to grant to any person or entity any rights (including piggyback registration rights) to have any securities of the Company registered with the United States Securities and Exchange Commission ("SEC") or any other governmental authority.

     3.13 SEC Documents.

           (a) The Company has furnished to the Investor on or prior to the date hereof copies of its Annual Report on Form 10-K for the fiscal year ended December 31, 1996 ("Form 10-K"), and all other registration statements, reports and proxy statements filed by the Company with the Securities and Exchange Commission ("Commission") on or after

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December   31,   1996  (the  Form  10-K  and  such   registration
statements,   reports  and  proxy  statements,  are  collectively
referred to herein as the "SEC Documents"). Each of the SEC Documents, as of the respective date thereof, did not, and each of the registration statements, reports and proxy statements filed by the Company with the Commission after the date hereof and prior to the Closing will not, as of the date thereof, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except as may have been corrected in a subsequent SEC Document. The Company is not a party to any material contract, agreement or other arrangement which was required to have been filed as an exhibit to the SEC Documents that is not so filed.

           (b) Since December 31, 1996, the Company has duly filed with the Commission all registration statements, reports and proxy statements required to be filed by it under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the 1933 Act. The audited and unaudited consolidated financial statements of the Company included in the SEC Documents filed prior to the date hereof fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as at the date thereof and the consolidated results of their operations and cash flows for the periods then ended.

           (c) Except as and to the extent reflected or reserved against in the Company's Financial Statements (including the notes thereto), the Company has no material liabilities (whether accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined or determinable) other than: (i) liabilities incurred in the ordinary course of business since the Balance Sheet Date that are consistent with the Company's past practices, (ii) liabilities with respect to agreements to which the Investor is a party, and (iii) other Liabilities that either individually or in the aggregate, would not result in a Material Adverse Effect.

      3.14 Absence of Certain Changes Since Balance Sheet Date. Since December 31, 1996, the business and operations of the Company have been conducted in all material respects in the ordinary course consistent with past practice, and there has not been:

           (a) any declaration, setting aside or payment of any dividend or other distribution of the assets of the Company with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any subsidiary of the Company of any outstanding shares of the Company's capital stock;

           (b) any damage, destruction or loss, whether or not covered by insurance, except for such occurrences that have not resulted, and are not expected to result, in a Material Adverse
Effect;

           (c) any waiver by the Company of a valuable right or of a material debt owed to it, except for such waivers that have not resulted, and are not expected to result, in a Material
Adverse Effect;

          (d) any material change or amendment to, or any waiver of any material rights under, a material contract or arrangement by which the Company or any of its assets or properties is bound or subject, except for changes, amendments, or waivers that are expressly provided for or disclosed in this Agreement or that have not resulted, and are not expected to result, in a Material Adverse Effect;

           (e) any change by the Company in its accounting principles, methods or practices or in the manner it keeps its accounting books and records, except any such change required by a change in GAAP; and

           (f) any other event or condition of any character, except for such events and conditions that have not resulted, and are not expected to result, in a Material Adverse Effect.

      3.15 Tax Matters. The Company and each of its subsidiaries have filed all material tax returns required to be filed, which returns are true and correct in all material respects, and neither the Company nor any of its subsidiaries is in default in the payment of any taxes, including penalties and interest, assessments, fees and other charges, shown thereon due or otherwise assessed, other than those being contested in good faith and for which adequate reserves have been provided or those currently payable without interest which were payable pursuant to said returns or any assessments with respect thereto.

      3.16 Real Property Holding Corporation Status. Since its inception the Company has not been a "United States real property holding corporation", as defined in Section 897(c)(2) of the U.S. Internal Revenue Code of 1986, as amended, and in Section 1.897-2(b) of the Treasury Regulations issued thereunder (the
"Regulations"), and the Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under Section 1.897-2(h) of the Regulations.

      3.17  Full Disclosure.  The information contained  in  this
Agreement, the Disclosure Letter and the SEC Documents with respect to the business, operations, assets, results of operations and financial condition of the Company, and the transactions contemplated by this Agreement, the Investor Rights Agreement and the Development Agreement, are true and complete in all material respects and do not omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.    REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS  OF  THE
INVESTOR.   The  Investor hereby represents and warrants  to  the
Company, and agrees that:

      4.l Authorization. This Agreement and the Investor Rights Agreement have been duly authorized by all necessary corporate action on the part of the Investor. This Agreement and the Investor Rights Agreement constitute the Investor's valid and legally binding obligations, enforceable in accordance with their respective terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (b) the effect of rules of law governing the availability of equitable remedies. The Investor has full corporate power and authority to enter into this Agreement and the Investor Rights Agreement

      4.2 Purchase for Own Account. The Purchased Shares are being acquired for investment for the Investors own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the 1933 Act, and the Investor has no present intention of selling, granting any
participation  in,  or  otherwise  distributing  the  same.   The
Investor also represents that it has not been formed for the specific purpose of acquiring the Purchased Shares.

      4.3 Disclosure of Information. The Investor has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Purchased Shares to be purchased by the Investor under this Agreement. The Investor further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Purchased Shares and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the investor or to which the Investor had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by the Company in
Article 3.

      4.4 Investment Experience. The Investor understands that the purchase of the Purchased Shares involves substantial risk. The Investor: (a) has experience as an investor in securities of companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Purchased Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Purchased Shares and protecting its own interests in connection with this investment and/or (b)
has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Investor to be aware of the character, business acumen and financial circumstances of such persons.

      4.5   Accredited  Investor  Status.   The  Investor  is  an
"accredited   investor"  within  the  meaning  of  Regulation   D
promulgated under the 1933 Act.

      4.6 Restricted Securities. The Investor understands that the Purchased Shares to be purchased by the Investor hereunder are characterized as "restricted securities" under the 1933 Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the 1933 Act and applicable regulations thereunder such securities may be resold without registration under the 1933 Act only in certain limited circumstances. The Investor is familiar with Rule 144 of the SEC, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. The Investor understands that the Company is under no obligation to register any of the securities sold hereunder except as provided in the Investor Rights Agreement.

     4.7 Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Investor further agrees not to make any disposition of all or any portion of the Purchased Shares unless and until:

           (a)   there is then in effect a registration statement
under  the 1933 Act covering such proposed disposition  and  such
disposition   is  made  in  accordance  with  such   registration
statement; or

           (b)   the  Investor has notified the  Company  of  the
proposed disposition and has furnished the Company with a statement of the circumstances surrounding the proposed disposition, and the Investor has furnished the Company, at the expense of the Investor or its transferee, with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the 1933 Act.

Notwithstanding the provisions of paragraphs (a) and (b) of  this
Section 4.7, no such registration statement or opinion of counsel will be required for any transfer of any Purchased Shares in compliance with SEC Rule 144, Rule 144A or Rule 145(d), or if such transfer otherwise is exempt, in the view of the Company's legal counsel, from the registration requirements of the 1933 Act.

      4.8 Legends. Certificates evidencing the Purchased Shares will bear each of the legends set forth below:

           (a) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

           (b) Any Legends required by any applicable state securities laws.

The legend set forth in Section 4.8(a) hereof will be removed by the Company from any certificate evidencing Purchased Shares upon delivery to the Company of an opinion of counsel, reasonably satisfactory to the Company, that such security can be freely transferred pursuant to Rule 144(k) without a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued the Purchased Shares.

5.    CONDITIONS TO THE INVESTOR'S OBLIGATIONS AT  CLOSING.   The
obligations of the Investor under Sections l and 2 of this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:

      5.1 Representations and Warranties True. Except for representations and warranties expressed to be as of a specified date (which shall be true and correct as of such date), each of the representations and warranties of the Company contained in
Section 3 will be true and correct on and as of the date hereof and on and as of the date of the Closing, except as set forth in the Disclosure Letter, as amended through the Closing, with the same effect as though such representations and warranties had been made as of the Closing.

      5.2 Performance. The Company will have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and will have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

       5.3 Compliance Certificate. The Company will have delivered to the Investor at the Closing a certificate signed on its behalf by its Chief Executive Officer or Chief Financial Officer certifying that the conditions specified in Sections 5.1 and 5.2 hereof have been fulfilled.

      5.4 Securities Exemptions. The offer and sale of the Purchased Shares to the Investor pursuant to this Agreement will be exempt from the registration requirements of the 1933 Act and the registration and/or qualification requirements of all applicable state securities laws.

      5.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto will be reasonably satisfactory in form and substance to the Investor, and the Investor will have received all such counterpart originals and certified or other copies of such documents as it may reasonably request. Such documents shall include (but not be limited to) the following:

           (a) Certified Charter Documents. A copy of (i) the Certificate of Incorporation certified as of a recent date by the Secretary of State of Delaware as a complete and correct copy thereof, and (ii) the Bylaws of the Company (as amended through the date of the Closing) certified by the Secretary of the Company as true and correct copies thereof as of the Closing.

           (b) Board Resolutions. A copy, certified by the Secretary of the Company, of the resolutions of the Board of Directors of the Company providing for the approval of this Agreement, the Investor Rights Agreement and the Development Agreement and the issuance of the Purchased Shares and the other matters contemplated hereby.

      5.6 Opinion of Company Counsel. The Investor will have received an opinion on behalf of the Company, dated as of the date of the Closing, from Hale and Dorr, in form and substance reasonably satisfactory to the Investor.

      5.7   Investor  Rights Agreement.  The  Company  will  have
executed    and   delivered   the   Investor   Rights   Agreement
substantially in the form attached to this Agreement as Exhibit A
(the "Investor Rights Agreement").

      5.8 Development Agreement. The Company will have executed and delivered the Software and Hardware Development, License and Distribution Agreement (the "Development Agreement") in a form reasonably satisfactory to the Investor.

      5.9 No Material Adverse Effect. Between the date hereof and the Closing, there shall not have occurred any Material
Adverse Effect.

6. CONDITIONS TO THE COMPANY'S OBLIGATIONS AT CLOSING. The obligations of the Company to the Investor under this Agreement are subject to the fulfillment or waiver on or before the Closing (defined in Section 2.1), of each of the following conditions:

        6.1 Representations and Warranties True. The representations and warranties of the Investor contained in
Section 4 will be true and correct on and as of the date hereof and on and as of the date of the Closing with the same effect as though such representations and warranties had been made as of the Closing.

      6.2 Payment of Purchase Price. The Investor will have delivered to the Company the full purchase price of the Purchased
Shares as specified in Section 1.2.

      6.3 Securities Exemptions. The offer and sale of the Purchased Shares to the Investor pursuant to this Agreement will be exempt from the registration requirements of the 1933 Act and the registration and/or qualification requirements of all applicable state securities laws.

      6.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto will be reasonably satisfactory in form and substance to the Company and to the Company's legal counsel, and the Company will have received all such counterpart originals and certified or other copies of such documents as it may reasonably request.

      6.5 Investor Rights Agreement. The Investor will have executed and delivered the Investor Rights Agreement.

     6.6 Development Agreement. Investor will have executed and delivered the Development Agreement.

7.   INDEMNIFICATION.

     7.1  Agreement to Indemnify.

           (a) Company Indemnity. The Investor, its Affiliates and Associates, and each officer, director, shareholder, employer, representative and agent of any of the foregoing (collectively, the "Investor Indemnitees") shall each be indemnified and held harmless to the extent set forth in this
Section 7 by the Company with respect to any and all Damages (as defined below) incurred by any Investor Indemnitee as a proximate result of any inaccuracy or misrepresentation in, or breach of, any representation, warranty, covenant or agreement made by the Company in this Agreement or the Investor Rights Agreement (including any Exhibits and Schedules hereto).

           (b) Investor Indemnity. The Company, its respective Affiliates and Associates, and each officer, director, shareholder, employer, representative and agent of any of the foregoing (collectively, the "Company Indemnitees") shall each be indemnified and held harmless to the extent set forth in this
Section 7, by the Investor, in respect of any and all Damages incurred by any Company Indemnitee as a result of any inaccuracy or misrepresentation in, or breach of, any representation, warranty, covenant or agreement made by the Investor in this Agreement or the Investor Rights Agreement.

           (c)   Equitable  Relief.  Nothing set  forth  in  this
Section 7 shall be deemed to prohibit or limit any Investor Indemnitee's or Company Indemnitee's right at any time before, on or after the Closing Date, to seek injunctive or other equitable relief for the failure of any Indemnifying Party to perform or comply with any covenant or agreement contained herein.

      7.2 Survival. All representations and warranties of the Investor and the Company contained herein or in the Investor Rights Agreement, and all claims of any Investor Indemnitee or Company Indemnitee in respect of any inaccuracy or misrepresentation in or breach thereof, shall survive the Closing until the second anniversary of the date of this Agreement, regardless of whether the applicable statute of limitations, including extensions thereof, may expire (except to the extent any such covenant or agreement shall expire by its terms). All covenants and agreements of the Investor and the Company contained herein or in the Investor Rights Agreement shall survive the Closing in perpetuity (except to the extent any such covenant or agreement shall expire by its terms). All claims of any Investor Indemnitee or Company Indemnitee in respect of any breach of such covenants or agreements shall survive the Closing until the expiration of two years following the non-breaching party's obtaining actual knowledge of such breach.

     7.3 Claims for Indemnification. If any Investor Indemnitee or Company Indemnitee (an "Indemnitee") shall believe that such Indemnitee is entitled to indemnification pursuant to this
Section 7 in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party (which for purposes hereof, in the case of an Investor Indemnitee, means the Company, and in the case of a Company Indemnitee, means the Investor) prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that such failure adversely affects the right of the Indemnifying Party to assert any reasonable defense to such claim. Each such claim for indemnity shall expressly state that the Indemnifying Party shall have only the twenty (20) business day period referred to in the next sentence to dispute or deny such claim. The

Indemnifying Party shall have twenty (20) business days following its receipt of such notice either (a) to acquiesce in such claim by giving such Indemnitee written notice of such acquiescence or
(b) to object to the claim by giving such Indemnitee written notice of the objection. If Indemnifying Party does not object thereto within such twenty (20) business day period, such Indemnitee shall be entitled to be indemnified for all Damages reasonably and proximately incurred by such Indemnitee in respect of such claim. If the Indemnifying Party objects to such claim in a timely manner, the senior management of the Company and the Investor shall meet to attempt to resolve such dispute. If the dispute cannot be resolved by the senior management either party may make a written demand for formal dispute resolution and specify therein the scope of the dispute. Within thirty days after such written notification, the parties agree to meet for one day with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within thirty days after the one day mediation, either party may begin litigation proceedings. Nothing in this section shall be deemed to require arbitration.

      7.4 Defense of Claims. In connection with any claim that may give rise to indemnity under this Section 7 resulting from or arising out of any claim or Proceeding against an Indemnitee by a person or entity that is not a party hereto, the Indemnifying Party may but shall not be obligated to (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice to the relevant Indemnitee, assume the defense of any such claim or proceeding if the Indemnifying Party with respect to such claim or Proceeding acknowledges to the Indemnitee the Indemnitee's right to indemnity pursuant hereto to the extent provided herein (as such claim may have been modified through written agreement of the parties or arbitration hereunder) and provides assurances, satisfactory to such Indemnitee, that the Indemnifying Party will be financially able to satisfy such claim to the extent provided herein if such claim or Proceeding is decided adversely; provided, however, that nothing set forth herein shall be deemed to require the Indemnifying Party to waive any crossclaims or counterclaims the Indemnifying Party may have against the Indemnified Party for damages. The Indemnified Party shall be entitled to retain separate counsel, reasonably acceptable to the Indemnifying Party, if the Indemnified Counsel shall determine, upon the written advice of counsel, that claims of or defenses available to the Indemnifying Party and the Indemnified Party in connection with such Proceeding may differ. The Indemnifying Party shall be obligated to pay the reasonable fees and expenses of such separate counsel to the extent the Indemnified Party is entitled to indemnification by the Indemnifying Party with respect to such claim or Proceeding under this Section 7.4. If the Indemnifying Party assumes the defense of any such claim or Proceeding, the Indemnifying Party shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or
Proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Party shall have assumed the defense of any claim or Proceeding in accordance with this Section 7.4, the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, but only with the prior written consent of such Indemnitee, which consent shall not be unreasonably withheld; provided, however, that the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; provided, further, that the Indemnifying Party shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business; and provided, further, that a condition to any such settlement shall be a complete release of such Indemnitee and its Affiliates, directors, officers, employees and agents with respect to such claim, including any reasonably foreseeable collateral consequences thereof. Such Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Each Indemnitee shall, and shall cause each of its Affiliates, directors, officers, employees and agents to, cooperate fully with the Indemnifying Party in the defense of any claim or Proceeding being defended by the Indemnifying Party pursuant to this Section 7.4. If the Indemnifying Party does not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Section 7.4, such Indemnitee may defend against such claim or Proceeding in such manner as it may deem appropriate, including settling such claim or proceeding after giving notice of the same to the Indemnifying Party, on such terms as such Indemnitee may deem appropriate, but only with the prior written consent of Indemnitee which consent shall not be unreasonably withheld. If any Indemnifying Party seeks to question the manner in which such Indemnitee defended such claim or Proceeding or the amount of or nature of any such settlement, such Indemnifying Party shall have the burden to prove by a preponderance of the evidence that such Indemnitee did not defend such claim or Proceeding in a reasonably prudent manner.

      7.5 Certain Definitions. As used in this Section 7, (a) "Affiliate" means, with respect to any person or entity, any person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such other person or entity; (b) "Associate" means, when used to indicate a relationship with any person or entity, (l) any other person or entity of which such first person or entity is an officer, director or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, membership interests or other comparable ownership interests issued by such other person or entity, (2) any trust or other estate in which such first person or entity has a ten percent (10%) or more beneficial interest or as to which such first person or entity serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of such first person or entity who has the same home as such first person or entity or who is a director or officer of such first person or entity; (c) "Damages" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, response costs, sanctions, taxes, penalties, charges and amounts paid in settlement, including reasonable out-of-pocket costs, fees and expenses (including reasonable costs, fees and expenses of attorneys, accountants and other agents of, or other parties retained by, such party), and (d) "Proceeding" means any action, suit, hearing, arbitration, audit, proceeding (public or private) or investigation that is brought or initiated by or against any federal, state, local or foreign governmental authority or any other person or entity.

      7.6 Limitations on Indemnities. Notwithstanding any other provision in this Section 7, neither party shall have any obligation to indemnify the other party under Section 7.1 unless the aggregate for all such claims exceeds $500,000, in which case to the full extent of Damages (including such initial $500,000) up to a maximum aggregate indemnity of $14,750,000. NEITHER PARTY TO THIS AGREEMENT NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED

BY  A  PARTY  OR ITS AFFILIATES WITH RESPECT TO ANY TERM  OR  THE
SUBJECT MATTER OF THIS AGREEMENT.

8. STANDSTILL. The Investor hereby agrees that the Investor (together with all of its subsidiaries in which Investor owns beneficially or of record a majority of the outstanding Voting Stock of such subsidiary ("Majority Owned Subsidiaries")) shall not acquire "beneficial ownership" (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of any Voting Stock (as defined below), any securities convertible into or exchangeable for Voting Stock, or any other right to acquire Voting Stock (except, in any case, by way of stock dividends or other distributions or offerings made available to holders of any Voting Stock generally) without the prior written consent of the Company, if the effect of such acquisition would be to increase the Voting Power of all Voting Stock then beneficially owned by the Investor or which it has a right to acquire (together with all Majority Owned Subsidiaries) to a percentage greater than nineteen and ninety-nine one hundredths percent (19.99%) (the "Standstill Percentage") of the Total Voting Power (as defined below) of the Company at the time in effect; provided that:

           (a) The Investor may acquire Voting Stock without regard to the foregoing limitation, and such limitation shall be suspended, but not terminated, if and for as long as (i) a tender or exchange offer is made and is not withdrawn or terminated by another person or group to purchase or exchange for cash or other consideration any Voting Stock that, if accepted or if otherwise successful, would result in such person or group beneficially owning or having the right to acquire shares of Voting Stock with aggregate Voting Power of more than nineteen and ninety-nine one hundredths percent (19.99%) of the Total Voting Power of the Company then in effect (not counting for these purposes any shares of Voting Stock of the Company originally acquired (where such Shares or shares exchanged with the Company in respect thereof, are still held) by such person or group from the Investor or any Majority Owned Subsidiary), and such offer is not withdrawn or terminated prior to the Investor making an offer to acquire Voting Stock or acquiring Voting Stock; provided, however, that the foregoing standstill limitation will be reinstated once any such tender or exchange offer is withdrawn or terminated, (ii) another person or group hereafter acquires Voting Stock with aggregate Voting Power of twenty percent (20%) or more of the Total Voting Power of the Company then in effect (not counting for these purposes any shares of Voting Stock of the Company originally acquired (where such Shares or shares exchanged with the Company in respect thereof, are still held) by such person or group from the Investor or any Majority Owned Subsidiary), where such person or group files a Schedule 13D (under the rules promulgated under Section 13(d) under the Securities and Exchange Act of 1934, as such rules and section are in effect on the date hereof), or other similar or successor schedule or form, indicating that such person's or group's holdings equal or exceed twenty percent (20%); provided, however, that the foregoing standstill limitation will be reinstated once the percentage of Total Voting Power beneficially owned by such other person or group falls below twenty percent (20%); (iii) another person or group hereafter acquires Voting Stock that results in such person or group being required to file a Schedule 13G, or other similar or successor schedule or form, indicating that such other person or group beneficially owns or has the right to acquire Voting Stock with aggregate Voting Power equal to or more than twenty percent (20%) of the Total Voting Power of the Company (not counting for these purposes any shares of Voting Stock of the Company originally acquired (where such Shares or shares exchanged with the Company in respect thereof, are still held) by such person or group from the Investor or any Majority Owned Subsidiary); provided, however, that the foregoing standstill limitation will be reinstated once the percentage of Total Voting Power beneficially owned by such other person or group falls below twenty percent (20%); or (iv) another person or group orally or in writing contacts the Company and advises the Company of such person's or group's intention to commence a tender or exchange offer that, if so commenced, would result in a suspension pursuant to clause (i) above (e.g., a "bear hug" offer) and such contact by such person or group is publicly disclosed or otherwise becomes publicly known; provided, further, that if such a bear hug offer is not publicly disclosed or known to the public then the Company shall notify Investor of such bear hug and from time to time of its ongoing status (which information Investor shall treat as confidential); provided, however, that the foregoing standstill limitation will be reinstated if such intention is withdrawn in writing or other reasonable evidence of such withdrawal is provided to the Investor. The Company shall notify the Investor in writing of the occurrence of any event described in clauses (i) through (iv) of the immediately preceding sentence as soon as practicable following the Company's becoming aware of any such event, and in any case, shall provide the Investor written notice of any such event within two (2) business days of the Company's being aware of the occurrence of any such event.

          (b) The Investor will not be obliged to dispose of any Voting Stock to the extent that the aggregate percentage of the Total Voting Power of the Company represented by Voting Stock beneficially owned by the Investor or which the Investor has a right to acquire is increased beyond the Standstill Percentage
(i) as a result of a recapitalization of the Company or a repurchase or exchange of securities by the Company or any other action taken by the Company or its affiliates; (ii) as the result of acquisitions of Voting Stock made during the period when the Investor's "standstill" obligations are suspended pursuant to
Section 8.1(a); (iii) as a result of an equity index transaction, provided that Investor shall not vote such shares; (iv) by way of stock dividends or other distributions or rights or offerings made available to holders of shares of Voting Stock generally;
(v) with the consent of a simple majority of the independent authorized members of the Company's Board of Directors; or (vi) as part of a transaction on behalf of Investor's Defined Benefit Pension Plan, Profit Sharing Retirement Plan, 401(k) Savings Plan, Sheltered Employee Retirement Plan and Sheltered Employee Retirement Plan Plus, or any successor or additional retirement plans thereto (collectively, the "Retirement Plans") where the Company's shares in such Retirement Plans are voted by a trustee for the benefit of Investor employees or, for those Retirement Plans where Investor controls voting, where Investor agrees not to vote any shares of such Retirement Plan Voting Stock that would cause Investor to exceed the Standstill Percentage.

           (c) As used in this Section 8, (i) the term "Voting Stock" means the Common Stock and any other securities issued by the Company having the ordinary power to vote in the election of directors of the Company (other than securities having such power only upon the happening of a contingency that has not occurred),
(ii) the term "Voting Power" of any Voting Stock means the number of votes such Voting Stock is entitled to cast for directors of the Company at any meeting of shareholders of the Company, and
(ii) the term "Total Voting Power" means the total number of votes which may be cast in the election of directors of the

Company at any meeting of shareholders of the Company if all Voting Stock was represented and voted to the fullest extent possible at such meeting, other than votes that may be cast only upon the happening of a contingency that has not occurred. For purposes of this Section 8, the Investor shall not be deemed to have beneficial ownership of any Voting Stock held by a pension plan or other employee benefit program of the Investor if the Investor does not have the power to control the investment decisions of such plan or program.

9.   MISCELLANEOUS.

      9.1 Successors and Assigns. Neither party may assign this Agreement or any rights hereunder without the consent of the other party except to a Majority Owned Subsidiary. In the event of a permitted assignment, the terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and assigns of the parties.

      9.2 Governing Law. This Agreement will be governed by and construed under the internal laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, without reference to principles of conflict of laws or choice of laws.

     9.3  Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original,  but
all   of  which  together  will  constitute  one  and  the   same
instrument.

      9.4 Headings. The headings and captions used in this Agreement are used for convenience only and are not to be
considered  in  construing or interpreting this  Agreement.   All
references in this Agreement to sections, paragraphs, exhibits and schedules will, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

      9.5 Notices. Any notice required or permitted under this Agreement will be given in writing, shall be effective when received, and shall in any event be deemed received and effectively given upon personal delivery to the party to be notified or three (3) business days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, or one (1) business day after deposit with a nationally recognized courier service such as Federal Express for next business day delivery, or one (1) business day after facsimile with copy delivered by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof or at such other address as the Investor or the Company may designate by giving at least ten (10) days advance written notice pursuant to this Section 9.5.

      9.6 No Finder's Fees. Each party represents that it neither is nor will be obligated for any finder's or broker's fee or commission in connection with this transaction. The Investor will indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a finders' or broker's fee for which the Investor or any of its officers, partners, employees or consultants, or representatives is responsible. The Company will indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finder's or broker's fee for which the Company or any of its officers, employees or consultants or representatives is responsible.

      9.7 Amendments and Waivers. This Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this Section 9.7 will be binding upon the
Investor,  the  Company  and  their  respective  successors   and
assigns.

      9.8 Severability. If any provision of this Agreement is held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

      9.9 Entire Agreement. This Agreement and the Investor Rights Agreement, together with all Exhibits and schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

      9.10 Further Assurances. From and after the date of this Agreement upon the request of the Investor or the Company, the Company and the Investor will execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

      9.11 Meaning of Include and Including. Whenever in this Agreement the word "include" or "including" is used, it shall be deemed to mean "include, without limitation" or "including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list.

     9.12 Fees, Costs and Expenses. All fees, costs and expenses (including attorneys' fees and expenses) incurred by either party hereto in connection with the preparation, negotiation and execution of this Agreement, the Investor Rights Agreement and the Development Agreement and the consummation of the transactions contemplated hereby and thereby, shall be the sole and exclusive responsibility of such party.

      9.13 Limitation. The entire liability of either party to the other party shall not exceed the aggregate amount of consideration received by the Company for the Purchased Shares pursuant to Section 1 of this Agreement.

                    [Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AVID TECHNOLOGY, INC.             INTEL CORPORATION


By:  /s/William L. Flaherty        By:  /s/Arvind Sodhani
Name:   William L. Flaherty       Name:   Arvind Sodhani

Title:    Senior Vice             Title:    Vice President and
          President of Finance              Treasurer
          and Chief Financial
          Officer

Address:  Metropolitan            Address:  2200 Mission College
          Technology Park                   Boulevard
          One Park West                     M/S SC4-210
          Tewksbury,                        Santa Clara,
          Massachusetts 01878               California 95052

Attention: General Counsel        Attention: Treasurer

Telephone No.: (508) 640-6789     Telephone No.:(408) 765-1240

Facsimile No.: (508) 851-7216     Facsimile No.:(408) 765-6038

                                  with a copy to

                      Address:    SC4-203
                                  2200 Mission College Blvd.
                                  Santa Clara, California 95052

                    Attention:    General Counsel

                Telephone No.:    (408) 765-1125

                Facsimile No.:    (408) 765-5859




       [Signature Page to Common Stock Purchase Agreement]

                     COMMON STOCK AGREEMENT

                        LIST OF EXHIBITS

Exhibit A -    Form of Investor Rights Agreement